FIRST BANCORP OF INDIANA, INC.
ANNOUNCES DATE OF ANNUAL MEETING

Evansville, Indiana - September 15, 2006. First Bancorp of Indiana, Inc. (Nasdaq: FBEI) announced today that the corporation’s annual meeting of shareholders will be held on Wednesday, November 15, 2006 at the corporate headquarters located at 5001 Davis Lant Drive, Evansville, Indiana, near the intersection of North Green River and Lynch roads, at 10:00 a.m. Stockholders of record as of the close of business on September 29, 2006, will be entitled to notice of and to vote at the annual meeting.

First Bancorp of Indiana, Inc. is the holding company for First Federal Savings Bank. At June 30, 2006, First Bancorp of Indiana, Inc. had total assets of $294.6 million and stockholders equity of $28.2 million.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-492-8100.